COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS WHO ARE AFFILIATED

WITH AMERICAN REALTY CAPITAL HEALTHCARE TRUST II SELLING GROUP MEMBERS

We are pleased to provide you with the following message from Thomas P. D’Arcy, Chief Executive Officer, American Realty Capital Healthcare Trust II, Inc.

Please feel free to call us at 877-373-2522 with questions on this update.

Sincerely,

Louisa Quarto
President
Realty Capital Securities

August 28, 2014

I am excited to announce that as of today, American Realty Capital Healthcare Trust II, Inc. (“ARC HT II”) has aggregated more than $1.3 billion of assets since inception, with $474 million of institutional quality, income-producing assets acquired and an additional $892 million of assets under agreement or subject to LOI.

Looking to the future, as health systems adapt their delivery models to meet the anticipated demand for healthcare-related services, we believe the opportunities to create value for companies such as ARC Healthcare Trust II, Inc. will only increase.

Below is a summary of our current portfolio (based on assets owned and under agreement or subject to LOI):

	Owned	Under Contract	Total
Purchase Price	$ 474,520,544	$ 892,164,360	$ 1,366,684,904
Properties	50	51	101
GAAP Cap Rate	7.8%	7.4%	7.5%
Avg. Remaining Lease Term (years)	8.9	12.1	11.9

Asset Class	Properties	Purchase Price	Square Feet
Medical Office Buildings	42	$ 434,835,983	1,632,113
Operating Seniors Housing	31	677,975,000	2,468,947
NNN Seniors Housing	14	90,200,000	484,105
Post-Acute Care	12	116,275,000	470,301
Hospitals	2	49,398,920	332,620
Total	101	$ 1,366,684,903	5,388,086

Our commitment to our shareholders remains to acquire a diversified portfolio of healthcare-related assets that generate sustainable growth in cash flow from operations to pay monthly cash distributions; to preserve, protect and return investors’ capital contributions; to realize growth in the value of our investments upon our ultimate sale of such investments; and to be prudent, patient and deliberate, taking into account current real estate markets. Given ARC HT II’s core strategy, experienced management team, current portfolio and strong acquisition pipeline, I am confident that the company is well positioned to achieve these objectives.

Sincerely,

Thomas P. D’Arcy
Chief Executive Officer
American Realty Capital Healthcare Trust II, Inc.

Not For Further Distribution
Please do not forward this electronic communication.

Copyright (C) 2014 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC) is the dealer manager for American Realty Capital Healthcare Trust II, Inc. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

To obtain a prospectus for any of these offerings, please contact Realty Capital Securities, LLC (Member FINRA/SIPC), One Beacon Street, 14th Floor, Boston, MA 02108, 877-373-2522.